UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2009 (September 24, 2009)

Realogy Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The terms “we,” “us,” “the Company” and “our,” refer to Realogy Corporation and its consolidated subsidiaries.

On September 28, 2009 (the “Closing Date”), we announced the closing of $515 million aggregate principal amount of the expected $650 million of second lien incremental term loans (the “Incremental Term Loans”) under the incremental loan (accordion) feature of our existing senior credit facility (the “Credit Facility”).

The Incremental Term Loans are guaranteed by Domus Intermediate Holdings Corp. (“Intermediate”) and certain other of our direct or indirect subsidiaries (the “Subsidiary Guarantors”) that guarantee the existing loans and other obligations under the Credit Facility (the “First Priority Obligations”). The Incremental Term Loans are secured by liens on the assets of the Company, Intermediate and the Subsidiary Guarantors that secure the First Priority Obligations and such liens are junior in priority to the First Lien Obligations and any permitted refinancings thereof. The Incremental Term Loans bear interest at a rate of 13.50% per annum and interest payments are payable semi-annually in arrears with the first interest payment payable on April 15, 2010. The Incremental Term Loans will mature on October 15, 2017 and there is no scheduled amortization for the Incremental Term Loans.

The Incremental Term Loans may be voluntarily prepaid only after the payment in full of the First Lien Obligations, although the Incremental Term Loans may be refinanced at any time as permitted under the terms of the Credit Facility. In addition, we may make prepayments of the Incremental Terms Loans at any time to the extent such prepayments are consented to by the lenders of the First Lien Obligations under the Credit Facility. Any such voluntary prepayment will be subject to a make-whole premium if made prior to the October 15, 2012 and will be subject to a prepayment penalty if made on or after October 15, 2012 but prior to October 15, 2013.

The Incremental Term Loans will not be subject to any mandatory prepayments until the payment in full of the First Priority Obligations. Upon the payment in full of the First Priority Obligations, 100% of the net cash proceeds of asset sales and dispositions, subject to certain exceptions and customary reinvestment provisions, shall be applied as a mandatory prepayment of the Incremental Term Loans on the terms set forth in the Credit Facility.

The Incremental Term Loans will be subject to the same affirmative and negative covenants and events of default set forth in the Credit Facility. Upon payment in full of the First Lien Obligations, the Credit Facility shall automatically be amended to delete the senior secured leverage ratio covenant.

We received $515 million of proceeds on the Closing Date and expect to receive an additional $135 million on a delayed draw basis on Oct. 9, 2009, subject to receipt of additional lender commitments on or before such date. Initial proceeds from the Incremental Term Loans were used to (1) reduce borrowings under our $750 million revolver under the Credit Facility and (2) refinance approximately $220 million of our 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes”) pursuant to the Icahn Exchange described below.

In connection with the closing of the Incremental Term Loans, on September 28, 2009, the Company entered into, among other documents and agreements, an Incremental Assumption Agreement, an Intercreditor Agreement, a First Amendment to the Company’s Guarantee and Collateral Agreement and a Second Lien Guarantee and Collateral Agreement, as described below.

Incremental Assumption Agreement

The Incremental Assumption Agreement, by and among the Company, Intermediate, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and Wilmington Trust Company, as collateral agent (the “Second Lien Collateral Agent”), sets forth the terms pursuant to which certain financial institutions and other entities agreed to make the Incremental Term Loans to the Company under the accordion feature of the Credit Facility.

First Amendment to Guarantee and Collateral Agreement

The First Amendment to the Guarantee and Collateral Agreement, by and among the Company, Intermediate, the Subsidiary Guarantors and the Administrative Agent amends the existing Guarantee and Collateral Agreement, dated as of April 10, 2007, by and among the Company, Intermediate, the Subsidiary Guarantors and the Administrative Agent. The First Amendment to Guarantee and Collateral Agreement gives effect to the effective subordination of the security interests and other liens securing the Incremental Term Loans to the security interests and other liens securing the First Priority Obligations.

Second Lien Guarantee and Collateral Agreement

Pursuant to the Second Lien Guarantee and Collateral Agreement, by and among the Company, Intermediate, the Subsidiary Guarantors and the Second Lien Collateral Agent, each of the Company, Intermediate and the Subsidiary Guarantors granted a second priority lien and security interest in favor of the Second Lien Collateral Agent for the benefit of the lenders of the Incremental Term Loans, any additional lenders in the future that may be secured on a pari passu basis, the Administrative Agent and the Collateral Agent (the “Second Lien Secured Parties”) on all of their tangible and intangible assets that secure the First Priority Obligations to secure the Incremental Term Loans and the other related secured obligations defined in the Second Lien Guarantee and Collateral Agreement (the “Second Priority Obligations”).

Intercreditor Agreement

The Intercreditor Agreement, by and among the Company, Intermediate, the Subsidiary Guarantors, the Administrative Agent and the Second Lien Collateral Agent, sets forth the respective rights and obligations between the lenders and other related secured parties with respect to the First Priority Obligations and the Second Lien Secured Parties, including the relative priority of the liens granted by the Company, Intermediate and the Subsidiary Guarantors to secure the First Priority Obligations and the Second Priority Obligations.

Icahn Exchange

On September 24, 2009, we entered into a letter agreement (the “Letter Agreement”) with Apollo Management VI, L.P. (“Apollo Management”), RCIV Holdings (Luxembourg) S.à.r.l. (“RCIV”), an affiliate of Apollo Management, certain investment funds managed by Apollo Management, and Icahn Partners, L.P. and certain of its affiliates (collectively, “Icahn”). Our principal stockholders are investment funds affiliated with, or co-investment vehicles managed by, Apollo Management. Pursuant to the terms of the Letter Agreement, Icahn exchanged approximately $220 million aggregate principal amount of the Senior Toggle Notes held by it for $150 million aggregate principal amount of the Incremental Term Loans. Icahn also sold the balance of the Senior Toggle Notes held by it for cash to RCIV in a privately negotiated transaction and used a portion of the cash proceeds to participate as a lender in the Incremental Term Loans. The transactions with Icahn closed concurrently with the closing of the Incremental Term Loans.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Incremental Term Loans set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Corporation

By:	/S/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: September 30, 2009